As filed with the Securities and Exchange Commission on October 26, 2004

Registration No. 333-119435

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT No. 3

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PMA Capital Corporation

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	6331	22-2217932
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1735 Market Street

Philadelphia, Pennsylvania 19103-7590

(215) 665-5046

(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

Robert L. Pratter, Esq.

Senior Vice President, General Counsel and Secretary

380 Sentry Parkway

Blue Bell, Pennsylvania 19422

(610) 397-5435

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

With copies to:

Justin P. Klein, Esq. Ballard Spahr Andrews & Ingersoll, LLP 1735 Market Street, 51st Floor Philadelphia, Pennsylvania 19103-7599 (215) 665-8500	David H. Landau, Esq. Katten Muchin Zavis Rosenman 575 Madison Avenue New York, New York 10022-2585 (212) 940-8800

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

As permitted by the provisions for indemnification of directors and officers in the Pennsylvania Business Corporation Law or BCL, which applies to us, our Amended and Restated Bylaws provide for indemnification of directors and officers for all expenses, including without limitation attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred or suffered by such person in any threatened, pending or completed action, suit or proceeding, including without limitation an action, suit or proceeding by or in the right of the company, whether civil, criminal, administrative or investigative, or through arbitration, unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

The right to indemnification provided in our Amended and Restated Bylaws includes the right to have the expenses incurred by such person in defending any proceeding paid by the company in advance of the final disposition of the proceeding to the fullest extent permitted by Pennsylvania law; provided that, if Pennsylvania law continues so to require, the payment of such expenses incurred by such person in advance of the final disposition of a proceeding may be made only upon delivery to the company of an undertaking, by or on behalf of such person, to repay all amounts so advanced without interest if it is ultimately determined that such person is not entitled to be indemnified under our Amended and Restated Bylaws or otherwise. Indemnification under such provisions continues as to a person who has ceased to be a director or officer of the company and inures to the benefit of his or her heirs, executors and administrators.

Our Amended and Restated Bylaws also avail directors of the Pennsylvania law limiting directors’ liability for monetary damages for any action taken or any failure to take any action except for those cases in which they have breached or failed to perform their fiduciary duties under the BCL and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that this limitation of liability for monetary damages does not apply to the responsibilities or liabilities of a director pursuant to any criminal statute, or to the liabilities of a director for payment of taxes pursuant to local, Pennsylvania or federal law.

We maintain policies of insurance under which we and our directors and officers are insured subject to specified exclusions and deductible and maximum amounts against loss arising from any claim which may be made against us or any of our directors or officers by reason of any breach of duty, neglect, error, misstatement, omission or act done or alleged to have been done while acting in our or their respective capacities.

Item 21. Exhibits and Financial Statement Schedules

1.1	Dealer Manager Agreement.***

4.1	Restated Articles of Incorporation of PMA (incorporated by reference to Exhibit 3.1 to PMA’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).

4.2	Amended and Restated Bylaws of PMA, (incorporated by reference to Exhibit 3.2 to PMA’s Annual Report on Form 10-K/A for the year ended December 31, 2003).

4.3	Rights Agreement, dated as of May 3, 2000, between PMA and The Bank of New York, as Rights Agent (incorporated by reference to Exhibit 1 to PMA’s Registration Statement on Form 8-A dated May 5, 2000).

4.4	Form of Indenture between PMA Capital Corporation and U.S. Bank National Association, as trustee, and the first supplement thereto.*

4.5	Form of 6.50% Convertible Secured Senior Debenture Due September 30, 2022 (included in Exhibit 4.4).*

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5.1	Opinion of Ballard Spahr Andrews & Ingersoll, LLP, counsel to PMA, as to the validity of the securities being offered.***

8.1	Opinion of Ballard Spahr Andrews & Ingersoll, LLP, counsel to PMA, as to certain tax matters.***

12.1	Statement regarding computation of ratio of earnings to fixed charges (incorporated by reference to Exhibit 12 to PMA’s Annual Report on Form 10-K/A for the year ended December 31, 2003).

23.1	Consent of PricewaterhouseCoopers LLP.***

23.2	Consent of Deloitte & Touche LLP.***

23.3	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibits 5.1 and 8.1).***

24.1	Power of Attorney for PMA relating to subsequent amendments.**

25.1	Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of U.S. Bank National Association relating to Indenture.***

99.1	Form of Letter of Transmittal.***

99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.***

99.3	Form of Letter to Clients.***

*	Filed herewith.
**	Included on the signature page to the Registrant’s Registration Statement on Form S-4 (No. 333-119435), filed with the Securities and Exchange Commission on October 1, 2004.
***	Previously filed.

Item 22. Undertakings

(a) The undersigned registrant (the “Registrant”) hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

(d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning this transaction that was not the subject of and included in this Registration Statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, PMA Capital Corporation has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Pennsylvania, on the 26th day of October, 2004.

PMA CAPITAL CORPORATION

By:	/s/ WILLIAM E. HITSELBERGER
William E. Hitselberger
Executive Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities indicated on October 26, 2004.

Signature	Title
*Vincent T. Donnelly	President and Chief Executive Officer and a Director (Principal Executive Officer)

*William E. Hitselberger	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

*Peter S. Burgess	Director

*Joseph H. Foster	Director

*Thomas J. Gallen	Director

*Anne S. Genter	Director

*James F. Malone III	Director

*John W. Miller, Jr.	Director

*Edward H. Owlett	Director

*Roderic H. Ross	Director

*L.J. Rowell, Jr.	Director

*Neal C. Schneider	Director

*Mark M. Wilcox	Director

*By:	/s/ ROBERT L. PRATTER
Robert L. Pratter Attorney-in-Fact

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